Exhibit 99.1

PRESS RELEASE April 26, 2005 7 am EDT

ARROWHEAD PLANS TO REDEEM STOCK PURCHASE WARRANTS

PASADENA, CA April 26, 2005 — Arrowhead Research Corporation. (NASDAQ: ARWR) today announced its plan to redeem its outstanding redeemable warrants to purchase common stock (NASDAQ: ARWRW), subject to certain conditions. The Company’s common stock closed at $2.80 per share on The Nasdaq SmallCap Market on April 25, 2005, triggering the Company’s decision to plan for a warrant call by Friday, May 6, 2005. Under their terms, the warrants may be called so long as certain trading conditions are met, namely, the Company’s common stock must trade at $3.00 or above for 20 consecutive trading days ending not less than 15 days preceding the date of redemption (“Market Condition”). The price of common stock remained at or above $3.00 throughout 2005 until yesterday, and, accordingly, the Company must redeem the warrants in the next 15 days or satisfy the Market Condition for future redemption.

The warrants are exercisable for $1.50 per share and are redeemable at the redemption price of $0.001 per share upon 30 days’ written notice. If the Warrants are redeemed, a Notice of Redemption of Warrants will be sent to each warrantholder that provides instructions on how to exercise the warrants and sets forth the date of redemption and the exercise deadline of the warrants. Any warrant not exercised by the exercise deadline will expire and will be redeemed by the Company for $0.001 per share.

To date, 1.7 million of the 13.8 million warrants originally issued have been exercised. There are remaining approximately 12 million outstanding warrants. If all of these outstanding warrants are exercised, the Company will have received, in total, approximately $21 million in exercise proceeds. The Company anticipates using the proceeds to fund the Company’s subsidiaries, the Company’s research projects and general working capital purposes.

About Arrowhead Research Corporation

Arrowhead Research is a development-stage nanotechnology company structured to bring together a diverse and innovative mix of technologies, rights to a broad suite of intellectual property, and some of the most respected minds in this dynamic field. There are three strategic components to Arrowhead’s business model:

•	The Commercialization Program: Arrowhead forms or acquires majority-owned subsidiary companies pursuing products based on nanotechnology in high-growth technology markets.

•	The Research Program: Arrowhead funds nanoscience research at universities in exchange for exclusive rights to license the technology.

•	The Patent Toolbox: Arrowhead acquires, licenses, and sublicenses intellectual property in nanotechnology.

•	Arrowhead Research operates four majority-owned subsidiary companies:

•	Aonex Technologies, Inc., developing and commercializing proprietary semiconductor nanomaterial technology.

•	Insert Therapeutics, Inc., developing and commercializing a proprietary nanoscale drug delivery system.

•	Nanotechnica, Inc., developing a variety of proprietary nanoscale devices and systems, including laboratory on a chip.

•	Calando, Inc. is developing nanostructures for delivery and therapeutic use of RNA interference.

Arrowhead is funding three research and development efforts in nanotechnology at the California Institute of Technology.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statement on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact

R. Bruce Stewart, President

Telephone: 626.792.5549

Email: bruce@arrowres.com